Exhibit 10.2

Towers Watson & Co.

Voluntary Deferred Compensation Plan for Non-Employee Directors

1.                                      Purpose

The purpose of the Towers Watson & Co. Voluntary Deferred Compensation Plan for Non-Employee Directors is to provide non-employee directors of Towers Watson & Co. with an opportunity to defer compensation from the Company.

2.                                      Definitions

(a) “Change in Control” shall have the meaning set forth in the Towers Watson & Co. 2009 Long Term Incentive Plan (the “LTIP”).

(b)                                 The term “Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(c)                                  The “Company” shall mean Towers Watson & Co.

(d)                                 The term “Compensation” shall mean cash-based or equity-based retainers, meeting fees, annual grants, initial grants and any other remuneration arising out of the Participant’s capacity as a non-employee director of the Company.

(e)                                  The term “Deferred Compensation Account” shall mean a memorandum account established by the Company on its books.

(f)                                    The term “Participant” shall mean a non-employee director of the Company.

(g)                                 The term “Plan” shall mean this Towers Watson & Co. Voluntary Deferred Compensation Plan for Non-Employee Directors.

(h)                                 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other guidance issued by the Internal Revenue Service thereunder.

3.                                      Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company.  The Compensation Committee shall have sole and complete authority to interpret the terms and provisions of the Plan and to delegate various administrative tasks to appropriate officers and employees of the Company.

4.                                      Eligibility

Non-employee directors serving on the Company’s Board of Directors shall be eligible to participate in the Plan.

5.                                      Election to Defer

(a)                                  A Participant may elect in writing delivered to the Company to defer receipt of all or a specified portion of his/her Compensation.  Once received by the Company, an election to defer for a particular year may not be revoked except in the event the Participant experiences an unforeseeable emergency (as determined pursuant to Section 409A).

(b)                                 The election must be made prior to the beginning of the calendar year to which the Compensation relates.  A new Participant in the Plan shall have 30 days following the date he/she first becomes eligible to participate to make an election with respect to Compensation to be earned for the balance of the calendar year.

(c)                                  The period of deferral shall be until the Participant ceases to be a director of the Company.  Notwithstanding the foregoing, subject to Section 409A, all amounts deferred shall be distributed and paid out upon a Change in Control.

6.                                      Establishment of Deferred Compensation Account

At the time of the Participant’s initial deferral pursuant to Paragraph 5, the Company shall establish a Deferred Compensation Account for such Participant on its books, which Deferred Compensation Account shall distinguish between deferrals of cash and deferrals of equity issuable under restricted stock units (RSUs) and associated dividend equivalent rights.  Deferred amounts shall be credited to the Participant’s Deferred Compensation Account at the time the

Compensation would have been paid to the Participant if no deferral election were made.  Additions shall be credited to the Participant’s Deferred Compensation Account as provided in Paragraph 7, below.

7.                                      Additions to Deferred Compensation Accounts

(a)                                  As of the last day of each quarter, the balance in the deferred cash portion of a Participant’s Deferred Compensation Account at the beginning of that quarter shall be credited with interest using an interest factor equivalent to the prime rate of interest reported by the Company’s primary bank as of the beginning of such quarter.  No additions will be credited with respect to amounts credited in the deferred cash portion of a Participant’s Deferred Compensation Account that are paid out to the Participant prior to the last day of each quarter.

(b)                                 Dividend equivalents will accrue on the deferred RSU portion of a Participant’s Deferred Compensation Account as of any dividend record date declared with respect to cash dividends on the Company’s common stock and will be credited to the deferred RSU portion of a Participant’s Deferred Compensation Account as of the dividend payment date.  Such accrual shall be calculated by multiplying the per share amount of the cash dividend by the number of RSUs credited to the deferred RSU portion of the Deferred Compensation Account on the record date for the cash dividend, dividing the result by the closing stock price of a share of the Company’s common stock on the date the cash dividend is paid, and rounding the result to the nearest 1/100th of a RSU as the case may be (with .005 being rounded upwards); provided that, if a Participant’s Deferred Compensation Account is reduced to zero in accordance with the Plan between the record date and the payment date for such cash dividend, then, in lieu of such adjustment to the Participant’s Deferred Compensation Account, the dividend equivalent amount with respect to such record date will be determined by multiplying the per share amount of the cash dividend by the portion of the Participant’s Deferred Compensation Account that is payable on the record date for the cash dividend and rounding the result to the nearest whole cent, which amount shall be paid to the Participant in cash on the dividend payment date.

8.                                      Payment of Deferred Amount

(a)                                  Except as otherwise provided in subparagraph (b) or (c) below, the deferred cash portion and the deferred RSU portion (to the extent then vested) of a Participant’s Deferred

Compensation Account shall be paid to the Participant, or the Participant’s beneficiary in a lump sum, as soon as practical after the participant ceases to be a director of the Company.

In the event of the Participant’s death, payment of the balance in the deferred cash portion and the deferred RSU portion of the Participant’s Deferred Compensation Account shall be made in a lump sum to the Participant’s beneficiary designated by the Participant in writing and delivered to the Committee, or if none, to the Participant’s estate.

(b)                                 A Participant shall receive the balance in the deferred cash portion and the deferred RSU portion of a Participant’s Deferred Compensation Account as soon as practical after the occurrence of a Change in Control of the Company.

(c)                                  Anything contained in this Paragraph to the contrary notwithstanding, in the event a Participant incurs an unforeseeable emergency (as determined pursuant to Section 409A) as determined by the Committee in its sole discretion, the Committee, in its sole discretion and upon written application of such Participant, may direct the immediate payment of all or a portion of the then current value of the deferred cash portion and the deferred RSU portion (to the extent then vested) of such Participant’s Deferred Compensation Account.  Distributions because of an unforeseeable emergency shall be limited to the amount reasonably necessary to satisfy the Participant’s emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  In all events, a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

(d)                                 With respect to payment of the deferred RSU portion of a Participant’s Deferred Compensation Account, one share of the Company’s Class A common stock will be delivered in satisfaction of each RSU to be paid, after rounding any fractional RSU upwards to the nearest whole share.  Shares authorized for issuance pursuant to the LTIP shall be delivered in settlement of the deferred RSU portion of a Participant’s Deferred Compensation Account, except to the extent provided through another stockholder-approved equity compensation plan or an exemption from the equity compensation plan stockholder approval rules of the New York Stock Exchange. The deferred cash portion of a Participant’s Deferred Compensation Account will be paid in cash.

9.                                      Participant Reports

The Company shall provide a statement to the Participant at least annually concerning the status of his/her Deferred Compensation Account.

10.                               Unfunded Obligation; Non-Transferability of Interests

All Deferred Compensation Accounts shall be merely bookkeeping entries and the Plan shall not be funded, and no trust, escrow or other provisions shall be established to secure payments due under the Plan.  Any assets which may be reserved to pay benefits hereunder shall be considered as general assets of the Company for use as it deems necessary and shall be subject to the claims of the Company’s creditors.  The rights and interests of a Participant shall be solely those of a general, unsecured creditor of the Company and such Participant’s rights and interests may not be anticipated, assigned, pledged, transferred or otherwise encumbered or disposed of except in the event of the death of the Participant, and then only by will or the laws of descent and distribution.

11.                               Amendment, Suspension and Termination

The Company by action of its Board of Directors may amend, suspend or terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in the best interests of the Company.  No amendment, suspension and termination shall alter or impair any Deferred Compensation Account without the consent of the Participant affected thereby.

12.                               Severability

If any provision of this Plan is declared to be invalid or unenforceable, such provision shall be severed from this Plan and the other provisions hereof shall remain in full force and effect.

13.                               Applicable Law

The Plan will be construed and enforced according to the laws of Delaware and all provisions of the Plan will be administered accordingly.

14.                               Effective Date

Adopted and executed on behalf of Towers Watson & Co. pursuant to authorization of its Board of Directors on                         , 2010.

By:
Secretary